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                                                                      EXHIBIT 11

                       EXHIBIT 11* TO REPORT ON FORM 10-Q

                       TELXON CORPORATION AND SUBSIDIARIES

                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE

                 (Dollars in thousands except per share amounts)

                                         Three Months Ended              Six Months Ended
                                             September 30,                 September 30,
                                        ---------------------         ----------------------
                                         1995          1994            1995            1994
                                        -------       -------         -------        -------
Net income applicable to
    common shares                       $ 2,811       $ 1,619         $ 5,040        $ 2,892
                                        =======       =======         =======        =======
Weighted average common shares
    outstanding for the period           16,248        15,796          16,066         15,677

Increase in weighted average from:
         Dilutive effect of stock
                options                      51             0              89              0
                                        -------       -------         -------        -------
Weighted average common shares
    assuming issuance of the above
    securities                           16,299        15,796          16,155         15,677
                                        =======       =======         =======        =======
Net income per common share:
         On the weighted average
            common shares outstand-
            ing for the year            $   .17       $   .10         $   .31        $   .18

         Assuming issuance of shares
            for dilutive stock
            options**                   $   .17       $   .10         $   .31        $   .18




 *      Numbered in accordance with Item 601 of Regulation S-K.

** This calculation is submitted in accordance with Regulation S-K Item 601(b)(1) although not required for income statement presentation because it results in dilution of less than three percent. The Company's 7 1/2% Convertible Debentures were omitted from the fully diluted calculation due to their antidilutive effect.